Sun Line Industrial Limited

Unit 1, 21/F Aitken Vanson Centre

61 Hoi Yuen Road, Kwun Tong

Kowloon, Hong Kong

Attention: Mr H L Ning, Chief Financial Officer

Broadway Industrial Holdings Limited

Unit 1, 21/F Aitken Vanson Centre

61 Hoi Yuen Road, Kwun Tong

Kowloon, Hong Kong

Attention: Mr H L Ning, Chief Financial Officer

Broadway Precision Technology Ltd

Unit 1, 21/F Aitken Vanson Centre

61 Hoi Yuen Road, Kwun Tong

Kowloon, Hong Kong

Attention: Mr H L Ning, Chief Financial Officer

Copy to:

Plastec Technologies, Ltd

Unit 1, 21/F Aitken Vanson Centre

61 Hoi Yuen Road, Kwun Tong

Kowloon, Hong Kong

Attention: Mr H L Ning, Chief Financial Officer

30 January 2012

Dear Sirs

Banking Facilities

We are pleased to inform you that Australia and New Zealand Banking Group Limited, Hong Kong Branch ("ANZ") is willing to make available to you the facilities set out in this letter (this "Facility Letter"). The terms and conditions set out in this Facility Letter supersede and replace those set out in any of the banking facilities letters previously sent to you.

1.	THE OBLIGORS

Borrowers:	Sun Line Industrial Limited, a company incorporated under the laws of Hong Kong with company number 0416965;

Broadway Industrial Holdings Limited, a company incorporated under the laws of British Virgin Islands with company number 672410; and

Broadway Precision Technology Ltd, a company incorporated under the laws of British Virgin Islands with company number 1631158 (the "Borrowers")

Guarantor:	Plastec Technologies, Ltd, a company incorporated under the laws of Cayman Islands with registration number 207509 (the "Guarantor")

each, together with each third party provider of security or other credit support (if any), an "Obligor" and collectively the "Obligors".

31/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong	Facility Letter
Phone +852 2843 7111 | Fax +852 2868 0089 | anz.com/hongkong	Page 1 of 13
Australia and New Zealand Banking Group Limited ABN 11 005 357 522

2.	THE FACILITY

The facilities offered to the Borrowers on an uncommitted basis (separately or collectively, the "Facility") are set out below at paragraphs (a) to (b). Each individual Facility is offered in the amount specified below. At no time shall the aggregate Drawings under the Facility exceed HK$80,000,000 (the "Facility Limit") and at no time shall the aggregate drawings under an individual Facility exceed its individual facility limit specified below.

(a)	Trade Finance Facilities (separately or collectively, the "Trade Facility") to be used by each of the Borrowers to finance the import of raw materials and export of goods. The Trade Facility is made available in an amount equal to HK$80,000,000 and at no time shall the aggregate drawings under an individual Trade Facility exceed its individual facility limit (if any) specified in Schedule 3. The Trade Facility shall comprise the individual facilities set out in Schedule 3; and

(b)	Short Term Revolving Credit Facility to be used by the Borrowers to finance its working capital requirements ("RC Facility"). The RC Facility is made available in an amount equal to HK$35,000,000.

Each Facility is made available in HK$ (the "Base Currency") but if requested by the Borrowers ANZ may, in its sole and absolute discretion, make any individual Facility available in US$ (the' "Alternative Currency").

If one or more Drawings are denominated in the Alternative Currency and on the Business Day, prior to the date (the "Relevant Date") upon which any principal, interest, commission or fee is payable under the Facility, ANZ determines that the aggregate Drawings under the Facility exceed the Facility Limit or the aggregate Drawings under an individual Facility exceed its individual facility limit, the Borrowers shall, an the request of ANZ, repay an amount of the Facility or (as the case may be) the relevant individual Facility or provide cash cover in respect of relevant contingent liabilities on the Relevant Date. The amount of such repayment or cash cover shall be an amount sufficient to ensure that following such repayment or receipt of cash cover the aggregate Drawings under the Facility do not exceed the Facility Limit and the aggregate drawings under each individual Facility do not exceed its individual facility limit.

In determining if the aggregate Drawings under the Facility exceed the Facility Limit or the aggregate Drawings under an individual Facility exceed its individual facility limit, ANZ shall convert any Drawings in the Alternative Currency into the Base Currency at a rate determined by ANZ in its absolute discretion.

ANZ shall not be responsible to ensure that the Facility (other than the Trade Facility) is used for the purposes set out above or that the Trade Facility is used for the purposes set out above or in Schedule 3.

3.	FEES, INTEREST AND COMMISSION

(a)	RC Facility: Interest Rate of 1.25% per annum over Cost of Funds.

(b)	Trade Facility: Trade related fees and commissions, maximum tenors and other relevant details for any Trade Facility are specified in Schedule 3, otherwise ANZ standard tariffs will apply. The Borrower agrees to pay such other trade related fees and commissions as advised by ANZ from time to time. All trade related fees and commissions are payable by the Borrower in the manner and at the times as advised by ANZ from time to time.

(c)	Default interest is payable on unpaid amounts at the rate of 4% per annum above the Interest Rate (or other relevant applicable rate) for the relevant Facility, as conclusively determined by ANZ.

(d)	All fees and commissions are non-refundable, regardless of whether and to what extent the Facility may have been drawn or is subsequently withdrawn, unless otherwise agreed between the Borrowers and ANZ. All payments by any Obligor shall be made free and clear of any taxes (direct or indirect), duties or deductions whatsoever with customary tax gross up in favour of ANZ (as set out in section 6 of the Standard Terms). Additional fees, costs and expenses shall be for the account of the Borrowers as set out in section 11 of the Standard Terms.

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Facility Letter
Australia and New Zealand Banking Group Limited ABN 11 005 357 522	Page 2 of 13

(e)	Interest periods under the RC Facility and in respect of any other funded Drawings under the Facility (unless specified in Schedule 3) shall be 1, 2, 3 or 6 months as selected by the relevant Borrower in a drawdown request and agreed to by ANZ or such other period as ANZ may agree (each an "Interest Period"), provided that an Interest Period for a drawing under the Trade Facility shall not be more than the relevant maximum tenor set out in Schedule 3. Interest on the RC Facility and the Trade Facility (unless specified in Schedule 3 shall be payable on the last day of each Interest Period. ANZ's certificate as to the rate of interest payable shall, in the absence of manifest error, be conclusive.

4.	CONDITIONS TO DRAWINGS

(a)	The Facility will be available after the conditions precedent set out in Part 1 of Schedule 1 have been fulfilled to the satisfaction of ANZ. Thereafter a Borrower may make a drawing or request the issuance of an instrument (each a "Drawing") under the Facility by giving an irrevocable notice ((i) for any Facility, other than the Trade Facility, in the form set out in Appendix A; and (ii) for a Trade Facility, in ANZ's current standard format), to ANZ at least 2 Business Days or, in the event of a Drawing in the Alternative Currency, 4 Business Days before the date of the proposed Drawing. ANZ shall only allow a Drawing if the conditions precedent set out in Part 2 of Schedule 1 are fulfilled to the satisfaction of ANZ.

(b)	Each Drawing under the RC Facility shall be at least HK$1,000,000 or, in the event of a Drawing in an Alternative Currency, the equivalent thereof or (if less) the undrawn balance of the relevant Facility and in integral multiples of HK$500,000 or, in the event of a Drawing in an Alternative Currency, the equivalent thereof.

(c)	For a Trade Facility, the Borrowers are only entitled to make a Drawing under the Trade Facility if the Borrowers provide ANZ with such other trade documentation as required by ANZ from time to time.

5.	REPAYMENT AND PREPAYMENT

(a)	Subject to the paragraph below for a Drawing under the RC Facility and the Trade Finance Loan Facility, the Borrowers must repay each Drawing under the RC Facility and each funded Drawing under any other Facility in full on the last day of the Interest Period for that Drawing and if applicable, on the last day of the tenor applicable to that Facility. Subject to payment of any break funding costs and at least 14 days' prior written notice to ANZ, the Borrowers may prepay outstanding funded Drawings under a Facility without penalty provided that such prepayment must be of at least HK$1,000,000 or (if less) the balance outstanding under the relevant Facility.

(b)	In the case of the RC Facility and the Trade Finance Loan Facility, a Borrower may request that a maturing Drawing be refinanced by a new Drawing under the same Facility under which the maturing drawing was made provided that (i) the maturing Drawing and the new Drawing shall be made by the same Borrower, in the same currency; (ii) the new Drawing shall be in an amount equal to or less than the maturing Drawing; and (iii) the tenor of the new Drawing of the Trade Finance Loan Facility shall not exceed the relevant maximum tenor specified in Schedule 3. Where the new Drawing is less than the maturing Drawing the relevant Borrower shall, on the last day of the Interest Period for the maturing Drawing, repay the amount of the maturing Drawing not being refinanced by the new Drawing. Interest shall remain due and payable on the last day of each Interest Period for the maturing Drawing.

(c)	Notwithstanding any other provisions of this Facility Letter, the Borrowers shall ensure that the aggregate Drawings under the RC Facility shall be reduced to HK$0 during the period commencing on the Specified Date and ending on a date not less than 7 Business Days immediately after such Specified Date. For the-purpose of this clause, "Specified Date" means the last day of each six-month period from the date of the first Drawing.

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Facility Letter
Australia and New Zealand Banking Group Limited ABN 11 005 357 522	Page 3 of 13

6.	REPRESENTATIONS AND UNDERTAKINGS

(a)	Each Obligor makes the representations and warranties (i) set out in section 7 of the Standard Terms; and (ii) the additional representations and warranties set out in Part 1 of Schedule 2 to ANZ on the date of acceptance of this Facility Letter and are deemed repeated on each date while any part of the Facility is in place.

(b)	For so long as any Facility is in place each Obligor gives the covenants and undertakings (i) as set out in section 8 of the Standard Terms; and (ii) as set out in Part 2 of Schedule 2.

7.	SECURITY/SUPPORT

The Facility and all amounts owing to ANZ are to be secured by: (a) a guarantee from the Guarantor in ANZ's standard form; and (b) any other security or credit support that may be provided to ANZ.from time to time.

8.	ASSIGNMENT AND TRANSFER

Notwithstanding any other provisions of the Facility Documents, ANZ may at any time, without the consent of the Borrowers: (i) assign its rights or transfer its rights and obligations; or (ii) charge, assign or otherwise create security in or over, any or all of its rights or obligations under any Facility Document to any person by written notice to the Borrowers. No Obligor is permitted to assign or transfer any of its rights or obligations under any Facility Document without the prior written consent of ANZ.

9.	MISCELLANEOUS

(a)	The attached standard terms and conditions (the "Standard Terms") are incorporated by reference into this Facility Letter. The Trade Facility is subject to ANZ Trade Terms (in ANZ's standard form in effect from time to time). In the event of any inconsistency between the provisions of this Facility Letter and the Standard Terms, this Facility Letter shall prevail. In the event of any inconsistency between the provisions of the Standard Terms and ANZ Trade Terms, ANZ Trade Terms shall prevail, In the event of any inconsistency between the provisions of this Facility Letter and ANZ Trade Terms, ANZ Trade Terms shall prevail except where the provisions of this Facility Letter expressly state that it will prevail over ANZ Trade Terms, in which case the relevant provision of this Facility Letter will prevail. Terms not otherwise defined in this Facility Letter shall have the meanings given to them in the Standard Terms and ANZ Trade Terms.

(b)	All notices must be in writing and delivered to the relevant address of each party set out with their signature below. ANZ may accept the Borrower's notices or instructions by telephone, facsimile or other means, provided that the Borrower has given ANZ an indemnity (in ANZ's standard form).

(c)	This Facility Letter and the Standard Terms shall be governed by and construed in accordance with the laws of Hong Kong and the parties irrevocably agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

(d)	Broadway Industrial Holdings Limited, Broadway Precision Technology Ltd and the Guarantor (each an "Overseas Obligor" and collectively, "Overseas Obligors") irrevocably consent to service of process by mail or in any other manner permitted by the relevant law and appoint Sun Line Industrial Limited at Unit 1, 21/F Aitken Vanson Centre, 61 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong (Attention: Mr H L Ning) as their agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Facility Document. If any person appointed as process agent is unable to act as process agent for that purpose, the Overseas Obligors must promptly appoint a new process agent and notify ANZ of its name and address. ANZ may appoint a new process agent if any Overseas Obligor fails to comply and ANZ will notify such Overseas Obligor of the name and address of the new process agent. Any costs incurred shall be for such Overseas Obligor's account.

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Facility Letter
Australia and New Zealand Banking Group Limited ABN 11 005 357 522	Page 4 of 13

(e)	The Obligors are jointly and severally liable for any amounts payable under this Facility Letter or any other Facility Document.

The Facility and the terms of this Facility Letter are subject to review by ANZ at any time. The Facility is subject to ANZ's overriding right to: (a) withdraw and/or demand repayment of the Facility (or any part thereof) at any time without notice and without giving any reason; (b) call for immediate cash cover in respect of any contingent liabilities; and (c) reduce or suspend the Facility (or any part thereof) or any limit in relation to the Facility (or any part thereof) at any time without notice and without giving any reason.

Please indicate your acceptance of the terms and conditions of this Facility Letter, the Standard Terms and ANZ Trade Terms by signing and returning the duplicate of this Facility Letter to us at the notice details below before the expiry of 30 days from the date of this Facility Letter or such other day as agreed by ANZ, after which this Facility Letter (including the Standard Terms) shall be deemed to have been withdrawn by us and no longer capable of acceptance.

Should you have any queries, please contact your Relationship Manager at the details set out below.

Yours faithfully

(Signed)	(Signed)
Authorized Signatory	Authorized Signatory
Head of Lending Operations	Head of Corporate and Institutional Relationships
Hong Kong	Hong Kong

For and on behalf of

Australia and New Zealand Banking Group Limited, Hong Kong Branch

Address: 14/F Three Exchange Square, 8 Connaught Place, Central, Hong Kong

Tel: +852 XXXXXXXX

Fax: +852 3918 7143

Attention: XXXXXXXX

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Facility Letter
Australia and New Zealand Banking Group Limited ABN 11 005 357 522	Page 5 of 13

SCHEDULE 1

CONDITIONS PRECEDENT

PART 1

Initial Conditions Precedent

1.	The Facility Letter duly executed by each Obligor.

2.	A copy of the board resolutions of each Obligor approving the terms of, and the transactions contemplated by, the Facility Documents and specimen signature of each person authorised under such resolutions.

3.	A copy of the constitutional documents of each Obligor including without limitation:

(a)	in the case of each Obligor incorporated in the British Virgin Islands:

(i)	its certificate of incorporation;

(ii)	its current memorandum and articles of association;

(iii)	its register of directors and officers, register of members and register of charges (if any); and

(iv)	a certificate of incumbency of such Obligor issued by its registered agent and dated no earlier than one (1) month before the date of this Facility Letter certifying, amongst other things, the name of its directors, shareholders, charges and that it is in good standing; and

(b)	in the case of each Obligor incorporated in the Cayman Islands:

(i)	its certificate of incorporation (and certificate of incorporation on change of name (if any));

(ii)	its current memorandum and articles of association;

(iii)	its register of directors and officers, register of members and register of mortgages and charges; and

(iv)	its certificate of good standing issued by the Cayman Islands Registry dated no earlier than one (1) month before the date of this Facility Letter; and

(c)	in the case of each Obligor incorporated in Hong Kong:

(i)	its certificate of incorporation (and each certificate of change of name (if any));

(ii)	its current memorandum and articles of association; and

(iii)	its current business registration certificate.

4.	A certificate of a director of each Obligor:

(a)	confirming its current shareholders and directors; and

(b)	certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of acceptance of this Facility Letter.

Facility Letter
Australia and New Zealand Banking Group Limited ABN 11 005 357 522	Page 8 of 13

5.	Each document constituting the security and other credit support set out in Clause 7 of the Facility Letter (a "Security Document") duly executed by the relevant parties and all documents and evidence required, pursuant to the terms of any Security Document, to be delivered promptly upon execution of such Security Document or otherwise prior to the first Drawing under the Facility.

6.	The following documents executed by the Borrowers: (i) account opening documentation and certified copies of identity cards or passports of the authorised signatories of the Borrower; and (ii) fax instruction indemnity (if applicable).

7.	Evidence of acceptance of process agent appointment for each Overseas Obligor not having its place of incorporation or principal place of business in Hong Kong.

8.	"Know your customer" (or similar requirements) checks satisfactory to ANZ.

9.	Such other documents as may be required by ANZ.

PART 2

Further Conditions Precedent

1.	There has been no change to the financial condition of any Obligor since the date of the latest audited financial statements supplied to ANZ by the Obligors, which change, in the sole opinion of ANZ, would or might reasonably be expected to have or constitute a Material Adverse Effect.

2.	No fee or other amount due and owing by an Obligor under any of the Facility Documents remains unpaid.

3.	The representations and warranties made (and deemed repeated) by each Obligor pursuant to Clause 6 of the Facility Letter are true and correct in all material respects and will remain so after any Drawing.

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Facility Letter
Australia and New Zealand Banking Group Limited ABN 11 005 357 522	Page 9 of 13

SCHEDULE 2

Representations And Undertakings

PART 1

Representations and Warranties

1.	Each Obligor has performed and observed in all material respects all applicable environmental laws, regulations, permits, conditions, covenants, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any Obligor or on which it has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

2.	No claim, proceeding or investigation by any person in respect of any applicable environmental laws and regulations has been commenced or threatened against any Obligor where any adverse determination of that claim might reasonably be expected to have a Material Adverse Effect.

PART 2

Undertakings

1.	Each Obligor shall provide to ANZ its annual audited unconsolidated accounts within 270 days of the end of its financial year, and any other financial information at such time as ANZ may reasonably request.

2.	The Guarantor shall provide to ANZ its annual audited consolidated accounts within 150 days of the end of its financial year and its quarterly unaudited consolidated accounts within 150 days of the end of its financial quarter, and any other financial information at such time as ANZ may reasonably request.

3.	Each Obligor shall (i) comply with all applicable environmental laws and regulations; (ii) obtain, maintain and ensure compliance with all requisite environmental permits; and (iii) implement procedures to monitor compliance with and to prevent liability under any applicable environmental laws and regulations, in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.

4.	Each Obligor shall inform ANZ in writing promptly upon becoming aware of (i) any claim, proceeding or investigation in respect of any applicable environmental laws and regulations which is current, pending or threatened against any Obligor; and (ii) any facts or circumstances which might reasonably be expected to result in any such claim being commenced or threatened against any Obligor, in each case where any adverse determination of that claim might reasonably be expected to have a Material Adverse Effect.

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Facility Letter
Australia and New Zealand Banking Group Limited ABN 11 005 357 522	Page 10 of 13

SCHEDULE 3
THE TRADE FACILITY

1.	DOCUMENTARY CREDIT (Sight or Usance)

Individual Facility Limit:	HK$80,000,000

Maximum Usance Tenor:	120 days for each usance DC

Fees:	DC Opening Commission, payable each 6 months or part thereof in advance, of 1/8% on the first US$50,000 or equivalent and 1/24% on the balance.

Commission in Lieu of Exchange of 1/8% on the first US$50,000 or equivalent and 1/24% on the balance.

2.	TRADE FINANCE LOAN FACILITY (Advances against Trust Receipts for Documentary Credit Import Collection)

Individual Facility Limit:	HK$80,000,000

Interest Rate:	1.25% per annum over Cost of Funds

Interest Period:	Interest is payable in respect of each drawing on the date falling at the end of 1, 2, 3 or 6 months

Maximum Tenor:	the aggregate of the usance of any DC and/or the tenor of any import collection (as applicable), and the tenor of any corresponding trust receipt loan, shall not exceed 120 days

Trust Receipt:	The Borrower shall execute and deliver to ANZ a trust receipt in form and substance acceptable to ANZ at the time the drawing is made and the Documents are released to the Borrower. The Borrower acknowledges that (amongst others) clauses 2.8, 2.9 and 2.10 of the ANZ Trade Terms apply.

3.	TRADE FINANCE LOAN FACILITY (Import Invoice Financing)

Individual Facility Limit:	HK$80,000,000

Interest Rate:	1.25% per annum over Cost of Funds

Interest Period:	Interest is payable in respect of each drawing on the date falling at the end of 1, 2, 3 or 6 months

Maximum Tenor:	90 days for each drawing to be applied from drawdown date

Special Conditions:	The proceeds of any Drawing related to nay import trade loan against suppliers invoice shall be remitted directly by ANZ to the relevant supplier's account.

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Facility Letter
Australia and New Zealand Banking Group Limited ABN 11 005 357 522	Page 11 of 13

4.	TRADE FINANCE LOAN FACILITY (Export Invoice Financing)

Individual Facility Limit:	HK$80,000,000

Interest Rate:	1.25% per annum over Cost of Funds

Interest Period:	Interest is payable in respect of each drawing on the date falling at the end of 1, 2, 3 or 6 months

Maximum Tenor:	90 days for each drawing to be applied from drawdown date

5.	EXPORT COLLECTION FINANCING (Advances against Documents against Payment ("DP") / Advances against Documents against Acceptance ("DA"))

Individual Facility Limit:	HK$80,000,000

Interest Rate:	1.25% per annum over Cost of Funds, payable in advance, and charged by means of discount to the face value of the relevant instrument.

Maximum Tenor:	14 days for each drawing for a sight Bill and 90 days for each drawing for a term Bill to be determined for each particular drawing in accordance with the tenor of the Bill.

Fees:	Commission in Lieu of Exchange of 1/8% on the first US$50,000 or equivalent and 1/24% on the balance.

6.	EXPORT DOCUMENTARY CREDIT NEGOTIATION WITH DISCREPANCIES

Individual Facility Limit:	HK$80,000,000

Interest Rate:	1.25% per annum over Cost of Funds. Interest is payable in advance, and charged by means of discount to the face value of the relevant instrument.

Maximum Tenor:	14 days for each drawing for a sight documentary credit or 120 days for each drawing for a usance documentary credit to be determined for each particular drawing in accordance with the tenor of the documentary credit.

Fees:	Commission in Lieu of Exchange of 1/8% on the first US$50,000 or equivalent and 1/24% on the balance.

7.	SHIPPING GUARANTEE FACILITY

Individual Facility Limit:	HK$80,000,000

Maximum Tenor:	120 days for each Instrument.

Fees:	Issuance fee of HK$300 per Instrument.

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Facility Letter
Australia and New Zealand Banking Group Limited ABN 11 005 357 522	Page 12 of 13

Appendix A

Form of Drawdown and Rollover Notice

[on Borrower letterhead]
[Drawdown]/[Rollover] Notice

[date]

To:	Australia and New Zealand Banking Group Limited, Hong Kong Branch 31/Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong

Dear Sirs / Madams

Drawing under HK$80,000,000 Uncommitted Facility

We refer to the facility letter (incorporating the standard terms and conditions attached thereto) from you dated 30 January 2012 and duly accepted by us on [•] (the "Facility Letter"). Terms defined in the Facility Letter have the same meanings when used herein.

We hereby irrevocably:

(a)	give you notice that we wish to [make a Drawing]/[refinance a maturing Drawing with a new Drawing] under the RC Facility in an amount of [amount and currency in figures and words] on [date], such new Drawing to have an Interest Period of [1/2/3/6] months;

(b)	[request you to remit the proceeds of the new Drawing to [name and address of bank and account number];][1]

(c)	confirm that the representations and warranties in the Facility Letter are true and accurate at the date hereof as if made with respect to the facts and circumstances now subsisting;

(d)	confirm that there has been no change to any Obligors’ financial condition since the date of its latest audited financial statements, which change, would or might reasonably be expected to have or constitute a Material Adverse Effect; and

(e)	confirm that the new Drawing will be used for the purpose of [insert details of the approved purpose as described in the Facility Letter].

Yours faithfully

[Sun Line Industrial Limited / Broadway Industrial Holdings Limited / Broadway Precision Technology Ltd]

By:	By:

Name:	Name:
Title:	Title

1 Delete this sub-clause (b) if a rollover Drawing.

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